Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144458 on Form S-8 of our reports dated March 16, 2011 (September 2, 2011 as to the effects of the restatement discussed in Note 27 under the caption "First Restatement" and February 7, 2012 as to the effects of the restatement discussed in Note 27 under the caption "Second Restatement") (which report expresses an unqualified opinion and includes explanatory paragraphs relating to i) the restatements discussed in Note 27 and ii) the convenience translation of Renminbi amounts into U.S. Dollar amounts in the financial statements) relating to the financial statements and financial statement schedule of ChinaCast Education Corporation, its subsidiaries and its variable interest entity (collectively, the "Company") and our report dated March 16, 2011 (February 7, 2012 as to the effect of the material weakness related to the accounting for the prepaid service fee as discussed in Management's Report on Internal Control over Financial Reporting (as revised)), relating to the effectiveness of the Company's internal control over financial reporting as of December 31, 2010 (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K/A of ChinaCast Education Corporation for the year ended December 31, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, People’s Republic of China

February 24, 2012